Exhibit 10.39
National Storage Affiliates Trust
Recovery Policy
Relating to
Erroneously Awarded Incentive Compensation
1.    INTRODUCTION
1.1    The Board of Trustees (the "Board") of National Storage Affiliates Trust ("NSA") believes that it is in the best interests of NSA and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces NSA's overall compensation philosophy. Upon the recommendation of NSA's Compensation, Nominating and Corporate Governance Committee (the "CNCG Committee"), and in furtherance of this goal, the Board has adopted this policy which provides for the recovery of erroneously awarded incentive compensation and is designed to comply with, and will be interpreted to be consistent with, Section 10D of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Rule 10D-1 promulgated under the Exchange Act ("Rule 10D-1") and Section 303A.14 of the New York Stock Exchange Listed Company Manual (the "Recovery Policy").
2.    DEFINITIONS
The capitalized terms used in this Recovery Policy have the following meanings.
"Accounting Restatement" means an accounting restatement of NSA's financial statements due to NSA's material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
"Administrator" means the person, committee or other body appointed by NSA to administer this Recovery Policy. The Administrator shall be the CNCG Committee or another committee comprised of independent trustees of NSA as designated by the Board.
"Applicable Period" means the three completed fiscal years immediately before the date on which NSA is required to prepare an Accounting Restatement, as well as any transition period (that results from a change in NSA's fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months counts as a completed fiscal year).
"Code" means the Internal Revenue Code of 1986, as amended.
"Common Shares" means NSA's common shares of beneficial interest, par value $0.01 per share.
"Covered Employee" means any of NSA's current and former Executive Officers, as well as any current or former NSA employee specifically designated by the CNCG Committee.
"Erroneously Awarded Compensation" means the difference, if any, between the Incentive-Based Compensation Received by a Covered Employee and the amount of Incentive-Based Compensation that would have been Received had the compensation been determined based on the restated amounts (determined without regard to any taxes paid or withheld in respect of the Incentive-Based Compensation).
"Executive Officer" means any executive officer of NSA as defined in Rule 10D-1 and the NYSE Listing Standards, as the same may be amended from time to time.
The "date on which NSA is required to prepare an Accounting Restatement" is the earlier of (a) the date on which the Board or the Audit Committee of the Board concludes, or reasonably should have concluded, that NSA is required to prepare an Accounting Restatement or (b) the date a court, regulator or other legally authorized body directs NSA to prepare an Accounting Restatement, in each case regardless of if or when any restated financial statements are filed with the SEC.
"Financial Reporting Measure" means any measure that is determined and presented in accordance with the accounting principles used in preparing NSA's financial statements, and any measure that is derived wholly or in part from such measure. Financial Reporting Measures include stock price and TSR. The measure in question does not need to be reported within NSA's financial statements or contained in a filing with the SEC to be a Financial Reporting Measure.
"Incentive-Based Compensation" means any compensation that is granted, earned or vested based wholly or in part on achieving a Financial Reporting Measure. When evaluating whether the Recovery Policy applies to Incentive-Based Compensation, the compensation is treated as Received in NSA's financial reporting period during which a Financial Reporting Measure specified in the relevant award is achieved, even if the compensation is paid or awarded in a later period.
"Listing Standards" means the listing standards as promulgated by the NYSE or other national securities exchange on which NSA's Common Shares may be listed.
"NYSE" means the New York Stock Exchange or any other national securities exchange on which NSA's Common Shares may be listed and which has a policy similar to the Recovery Policy.
"Received" or "Receipt" means, with respect to any Incentive-based Compensation, actual or deemed receipt, and Incentive-Based Compensation shall be treated as Received in NSA's fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation to the Covered Employee occurs after the end of that period.
"SEC" means the Securities and Exchange Commission.
"Section 409A" means Section 409A of the Code and the Treasury Regulations promulgated thereunder.
"TSR" means total shareholder return.
3.    APPLICATION OF RECOVERY POLICY
3.1    This Recovery Policy applies to any Incentive-Based Compensation that a Covered Employee Receives after becoming a Covered Employee, if the Covered Employee so served in that capacity at any time during the performance period for the Incentive-Based Compensation.

3.2    This Recovery Policy only applies to Incentive-Based Compensation that has been Received while NSA has a class of securities listed on the NYSE.
4.    TRIGGER OF RECOVERY
4.1    NSA will recover reasonably promptly the amount of any Erroneously Awarded Compensation that has been Received by any Covered Employee during the Applicable Period when NSA is required to prepare an Accounting Restatement. The obligation to recover or recoup does not depend on if or when restated financial statements are filed. The Administrator shall determine the timing and method for reasonably prompt recovery.
5.    DETERMINATION OF ERRONOUSLY AWARDED COMPENSATION
5.1    The Administrator will determine in its discretion any amounts of Erroneously Awarded Compensation.
5.2    If Erroneously Awarded Compensation was based in whole or in part on achievement of a share price or TSR measure, and the Erroneously Awarded Compensation cannot be determined directly by mathematical recalculation based on the Accounting Restatement, the Administrator must determine the amount of Erroneously Awarded Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the share price or TSR upon which the Incentive-Based Compensation was Received. The Administrator in its discretion shall be authorized to engage advisors and experts at NSA's expense to assist in making any determinations hereunder.
5.3    The Administrator shall document the determination of any reasonable estimates used to determine Erroneously Awarded Compensation and provide that documentation to the NYSE.
6.    COVERED EMPLOYEE NOTIFCATIONS
6.1    The Administrator shall:
6.1.1    Determine in its sole discretion the amount of any Erroneously Awarded Compensation that was Received by each Covered Employee;
6.1.2    Promptly notify each such Covered Employee of the amount of any Erroneously Awarded Compensation; and
6.1.3    Demand repayment, return and/or forfeiture of such compensation, as applicable.
7.    METHOD OF RECOVERY
7.1    The Administrator shall have discretion to determine the appropriate means of recovering Erroneously Awarded Compensation based on the particular facts and circumstances.
7.2    The Administrator may in its sole discretion:

7.2.1    Seek reimbursement of all or part of any cash or equity-based awards;
7.2.2    Cancel earlier cash or equity-based awards, whether vested or unvested, paid or unpaid;
7.2.3    Cancel or offset against any planned future cash or equity-based awards;
7.2.4    Forfeit deferred compensation, subject to compliance with Section 409A; or
7.2.5    Use any other method authorized by applicable law or contract.
8.    EXCEPTIONS TO RECOVERY
8.1    Erroneously Awarded Compensation need not be recovered if and to the extent that the Administrator determines that recovery would be impracticable and one or more of the following limited conditions apply:
8.1.1    The direct expense paid to a third party to assist in enforcing the Recovery Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Administrator must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt to recover and provide that documentation to the NYSE.
8.1.2    Recovery would violate the home country law of NSA where that law was adopted before November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law of NSA, the Administrator must satisfy the applicable opinion and disclosure requirements of Rule 10D-1 and the Listing Standards; or
8.1.3    Recovery would likely cause a plan otherwise qualified under Section 401(a) of the Code to fail to meet the requirements of Section 401(a)(13) of the Code or Section 411(a) of the Code and the regulations promulgated thereunder.
9.    PROHIBITION ON INDEMNIFICATION
9.1    Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement with any Covered Employee that may be interpreted to the contrary, NSA may not indemnify any Covered Employees against the loss of any Erroneously Awarded Compensation, including any payment of or reimbursement for the cost of third-party insurance purchased by any Covered Employees to fund potential clawback obligations under this Recovery Policy.
10.    SEC DISCLOSURE

10.1    NSA shall file all disclosures with respect to this Recovery Policy required by any applicable SEC rules.
11.    ADMINISTRATION
11.1    This Recovery Policy shall be administered by the Administrator, and any determinations made by the Administrator shall be final and binding on all affected individuals.
11.2    The Administrator is authorized to interpret and construe this Recovery Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Recovery Policy and for NSA's compliance with the Listing Standards, Section 10D, Rule 10D-1 and any other applicable law, regulation, rule or interpretation promulgated or issued in connection with the Recovery Policy.
12.    AMENDMENT AND TERMINATION
12.1    The Administrator or the Board may amend this Recovery Policy from time to time in its discretion and shall amend this Recovery Policy as it deems necessary. Notwithstanding anything in this Section to the contrary, no amendment or termination of this Recovery Policy shall be effective if such amendment or termination would (after taking into account any actions taken by NSA contemporaneously with such amendment or termination) cause NSA to violate any securities laws or Listing Standards.
13.    OTHER RECOVERY RIGHTS
13.1    This Recovery Policy shall be binding and enforceable against all Covered Employees and, to the extent required by applicable law or guidance from the SEC or the NYSE, their beneficiaries, heirs, executors, administrators or other legal representatives. The Administrator intends that this Recovery Policy will be applied to the fullest extent required by applicable law. Any employment agreement, equity award agreement, compensatory plan or any other agreement or arrangement with a Covered Employee shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Covered Employee to abide by the terms of this Recovery Policy. Any right of recovery under this Recovery Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to NSA under applicable law, regulation or rule or pursuant to the terms of any policy of NSA or any provision in any employment agreement, equity award agreement, compensatory plan, agreement or other arrangement.
Adopted November 8, 2023

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